                                                                      EXHIBIT 21

                              Company Subsidiaries

                                    Jurisdiction of          Year
          Name                        Organization       Incorporated
          ----                        ------------       ------------

IRT Management Company                  Georgia              1990
VW Mall, Inc.                           Georgia              1994
IRT Capital Corporation                 Georgia              1996
IRT Alabama, Inc.                       Alabama              1997
IRT Partners L.P.                       Georgia              1998
IRT Capital Corporation II              Georgia              1999


         All are wholly-owned subsidiaries of the Company except IRT Capital Corporation ("IRTCC"), IRT Partners L.P. and IRT Capital Corporation II ("IRTCCII"). The Company owns 96% of the non-voting common stock and 1% of the voting stock of each of IRTCC and IRTCCII. The Company and IRT Management Company, collectively, own 92.9% of IRT Partners, L.P.